Exhibit 10.1

Novation Agreement

This Novation Agreement (“Agreement”) is entered into on this 5th day of September, 2023 (the “Effective Date”) by and among:

Endpoint Technologies, LLC, a limited liability company organized and existing under the laws of Delaware, with its principal office located at 651 N. Broad Street, Ste 205, #4771, Middleton, DE 19709 (“Endpoint”);

Innovative Payments Solutions, Inc, is a corporation organized and existing under the laws of Nevada, with its principal office located at 56B 5th Ave, Lot 1 #AT, Carmel by the Sea, CA, 93921 (“IPSI”);

Frictionless Financial Technologies Inc, a corporation organized and existing under the laws of Massachusetts, with its principal office located at 50 Milk St. 16th Floor, Boston, MA 02109 (“FFT”).

Endpoint, IPSI and FFT being collectively referred to herein as the “Parties.”

Background:

Whereas, FFT and IPSI are parties to that certain SAAS Cloud Hosted Services Enablement Master Services Agreement, dated September 9, 2021 (collectively with any other written or oral agreement ever entered into between FFT and IPSI related to the services provided by FFT to IPSI as described in this paragraph, the “SAAS Agreement”), pursuant to which FFT has provided certain information technology, supplier access, billing and rating technology, mobile wallet/debit card enablement, back-office support services, customer service, and consulting services to IPSI related to IPSI’s IPSIPay® mobile application (“IPSIPay”);

Whereas, IPSI has certain outstanding debts and obligations to FFT pursuant to the SAAS Agreement;

Whereas, Endpoint desires to assume and take over all of IPSI debts, clients, and services to FFT and assume all rights and responsibilities of IPSI under the SAAS Agreement; and

Whereas, in light of the foregoing, the Parties intend to novate the SAAS Agreement from IPSI to Endpoint on and subject to the terms set forth herein.

Article 1: Novation of Debt

1.1 IPSI hereby transfers and assigns to Endpoint all its debts owed to FTT, which is $324,543.78, in addition to its liabilities and obligations owed to FFT under the SAAS Agreement, effective as of the Effective Date. Endpoint hereby assumes and agrees to fulfill and discharge all such debts, liabilities and obligations in accordance with the terms of the SAAS Agreement.

1.2 IPSI and FFT hereby agree that FFT will continue its services under the SAAS Agreement with respect to existing IPSIPay clients and users during the Transition Period (as defined below), provided that NO new clients of IPSIPay platform will be onboarded under the IPSIPay brand starting September 6, 2023. All existing clients will become Endpoint clients, after notification by Endpoint, that a brand change will occur on October 5, 2023.

1.3 IPSI hereby will assist for a period of 30 days from the Effective Date in transferring all accounts related to the IPSIPay wallet services to Endpoint, starting as of the Effective Date (such 30 day period, ending October 5, 2023, the “Transition Period”).

1.4 FFT hereby releases IPSI from all its obligations, debts, and liabilities under the SAAS Agreement as of the Effective Date. FFT further consents to Endpoint assuming such obligations and agrees to treat Endpoint as the new debtor and operator under the SAAS Agreement. IPSI and FFT shall have no further obligations or responsibilities to each other under the SAAS Agreement after the Effective Date, other than as provided for in this Agreement.

1.5 IPSI and FFT hereby agree to fully indemnify and hold each other harmless from any damages, claims, or expenses incurred by the other party as a result of actions or inactions taken or not taken by them under the SAAS Agreement.

1.6 By the conclusion of the Transition Period, Endpoint will no longer be permitted to operate the IPSIPay app under the brand “IPSIPay” and shall have completed the rebranding of IPSIPay to a different name and brand. FFT and Endpoint each acknowledge and agree that “IPSIPay” is a registered trademark of and owned exclusively by IPSI and neither FFT nor Endpoint shall have the right to utilize the name IPSIPay or any derivative of such name from and after the Effective Date, except during the Transition Period as expressly provided for herein.

1.7 IPSI has heretofore made a deposit of $10,000 to FFT which FFT will return back to IPSI as of the Effective Date, and Endpoint agrees to pay FFT as a deposit payment of $10,000 as of the Effective Date towards future work under the SAAS Agreement.

1.8 IPSI may consult with FFT on the creation of new versions of IPSIPay and the scope of work will be embodied in a new agreement with FFT resulting in the creation of version 2.0 of the software, if both parties agree.

Article 2: Novation of SAAS Agreement

2.1 IPSI hereby transfers and assigns to Endpoint all its rights, duties, and responsibilities under the SAAS Agreement, effective as of the Effective Date. Endpoint hereby assumes and agrees to perform all the obligations and responsibilities to FFT as outlined in the SAAS Agreement.

2.2 FFT hereby acknowledges and agrees to release IPSI from all its rights, duties, and responsibilities under the SAAS Agreement as of the Effective Date. FFT further consents to Endpoint becoming the new party to the SAAS Agreement and agrees to treat Endpoint as the new subscriber and operator under what was known as the IPSI Pay SAAS Agreement. IPSI will have no further rights related to any SAAS Agreement or product or service provided by FFT. All products and services, included and excluded from the SAAS Agreement, will belong to Endpoint.

Article 3: General Provisions:

3.1 This Agreement constitutes the entire understanding between the Parties and supersedes all prior agreements, representations, and understandings, whether written or oral.

3.2 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts located in Boston, Massachusetts.

IN WITNESS WHEREOF, the Parties hereto have executed this Novation Agreement as of the Effective Date.

Endpoint Technologies, LLC		Innovation Payment Solutions, Inc:

By:	/s/ John E. Strobeck	By:	/s/ William Corbett
Name:	John E. Strobeck	Name:	William Corbett
Title:	CEO	Title:	CEO
Date:	09-05-2023	Date:	09-05-2023

Frictionless Financial Technologies Inc:

By:	/s/ Sarmad Harake
Name:	Sarmad Harake
Title:	CEO
Date:	09-05-2023

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